UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  February 10, 2014

INSMED INCORPORATED

(Exact name of registrant as specified in its charter)

Virginia	0-30739	54-1972729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 Deer Park Drive, Suite C, Monmouth Junction, New Jersey	08852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 997-4600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On February 10, 2014, Insmed Incorporated (the “Company”) entered into a Contract Manufacturing Agreement (the “Agreement”) with Therapure Biopharma Inc. (“Therapure”) for the manufacture of the Company’s product ARIKACETM, liposomal amikacin for inhalation, (“Arikace”).  Pursuant to the Agreement, the Company and Therapure will collaborate to construct a production and quality control area for the manufacture and testing of Arikace in Therapure’s existing manufacturing facility in Mississauga, Ontario, Canada.  Therapure will manufacture Arikace for the Company on a non-exclusive basis.

The Agreement has an initial term of five (5) years from the first date on which Therapure delivers Arikace to the Company after the Company obtains permits related to the manufacture of Arikace, and will renew automatically for successive periods of two (2) years each, unless terminated by either party by providing the required two years’ prior written notice to the other party.  Notwithstanding the foregoing, the parties have rights and obligations under the Agreement prior to the commencement of the initial term.  The Agreement allows for termination by either party upon the occurrence of certain events, including, (i) the material breach by the other party of any provision of the Agreement or the Quality Agreement expected to be entered into between the parties, or (ii) the default or bankruptcy of the other party.  In addition, the Company may terminate the Agreement for any reason upon no fewer than one hundred eighty (180) days’ advance notice.

This description of the Agreement is a summary only and is qualified in its entirety by the full and complete terms of the Agreement, which the Company expects will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Other than with respect to the Agreement, there is no material relationship between the Company and Therapure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2014	INSMED INCORPORATED
	By:	/s/ Christine Pellizzari
	Name:	Christine Pellizzari
	Title:	General Counsel and Corporate Secretary